EXHIBIT 10.1

CONSULTING AGREEMENT (this “Agreement”) effective as of March 8, 2022 (the “Effective Date”), between NRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jonathan C. Javitt (“Consultant”).

WHEREAS, Consultant was serving as the Chief Executive Officer and President of the Company pursuant to that certain employment agreement dated May 20, 2015 between Consultant and NeuroRx, Inc., a subsidiary of the Company (the “Prior Agreement”);

WHEREAS, Consultant desires to transition to the role of Chief Scientist and advisor to the Company and to cease serving as the Chief Executive Officer and President; and

WHEREAS the Company desires that Consultant provide consulting services for the benefit of the Company, in a consulting capacity, for the period and upon such other terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.                 Acknowledgment. Effective as of the Effective Date, Consultant hereby resigns as Chief Executive Officer and President of the Company and any of its Affiliates and from any other position whether as an employee or otherwise, except for Consulting position as set forth in this Agreement and for Consultant’s position as a member of the Board of Directors of the Company (the “Board”), and Consultant acknowledges and agrees that Consultant shall not be entitled to any severance or separation pay or bonuses or any other payments or benefits, including, but not limited to, any obligations of the Company to repurchase any Company securities owned by Consultant pursuant to the Prior Agreement or otherwise. All obligations of the Company under the Prior Agreement are terminated in their entirety and, except as set forth in this Agreement, the Prior Agreement shall cease to have any force and effect. Consultant agrees to execute any documents reasonably required to effectuate the foregoing.

2.                 Term. Subject to earlier termination pursuant to Section 5, the term of this Agreement shall be effective as of the Effective Date and shall continue until it expires on the first anniversary of the Effective Date. The period of time from the Effective Date through the termination of this Agreement is herein referred to as the “Term.”

3.                 Services; Independent Contractor Status. (a) During the Term, Consultant shall provide services to the Company as its Chief Scientific Advisor as set forth on Exhibit A (the “Services”) and shall report to the Board or its designee and shall provide such other services to the extent reasonably requested by the Board. Consultant shall devote such time and resources as are necessary for the performance of the Services hereunder on an as-needed basis as may reasonably be requested by the Company and agreed to by Consultant. Consultant shall diligently perform the Services in accordance with all appropriate professional standards and in the best interests of the Company and its Affiliates.

(b)                Consultant further acknowledges that Consultant’s Services may require that Consultant travel to the extent necessary to perform the Services.

(c)                Consultant acknowledges that (i) Consultant is an independent contractor of the Company and not an employee of the Company or any of its Affiliates, and nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent or employment relationship between the Company or any of its Affiliates, on the one hand, and Consultant, on the other

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hand, (ii) Consultant shall not have any right to act for, represent or otherwise bind the Company or any of their respective Affiliates in any manner, and (iii) Consultant shall not be entitled, and Consultant hereby waives any right, to participate in any benefit plans or programs of the Company or any of its Affiliates. Consultant acknowledges and agrees that the Company shall have no obligation to pay or provide continued health or medical coverage to Consultant. Consultant further acknowledges and agrees that Consultant shall have no right to bind the Company, and Consultant shall not (x) incur any expenses unless authorized in advance in writing by the Board or its designee, (y) make any statements on behalf of the Company or issue any press releases or similar statements with respect to the Company or (z) enter into or seek to enter into any transactions on behalf of the Company. Consultant acknowledges and agrees that he has disclosed to the Board all contracts and commitments that he has previously entered into with respect to or on behalf of the Company and its Affiliates. Consultant also acknowledges and agrees that any personal security arrangements or obligations of the Company with respect to Consultant shall be transferred to Consultant and Consultant shall be solely responsible for such payments and shall relieve the Company from any obligations thereunder.

4.                 Consulting Fees. Consultant’s consulting fees during the Term shall be paid, to the extent due, in accordance with the documentation and payment terms for Consultant Fees set forth on Exhibit B to this Agreement.

5.                 Termination of Services. The Company may terminate this Agreement without prior notice immediately upon a termination for Cause. This Agreement shall automatically terminate upon Consultant’s death. During the Term, Consultant may terminate this Agreement on thirty (30) days’ notice at any time and for any reason. Upon termination of this Agreement under this Section 5, the Company shall have no further obligation to Consultant hereunder except for payment of any Consultant Fees (as described in Exhibit B to this Agreement) and expenses, in each case that have accrued prior to such termination in accordance with this Agreement and Company policies but have not yet been paid. For purposes of clarity, the termination of Consultant’s services to the Company shall automatically terminate this Agreement. “Cause” shall mean (i) Consultant’s gross negligence or willful misconduct, or willful and continued failure to substantially perform Consultant’s duties hereunder (other than due to physical or mental illness or incapacity), which, in either case, causes material injury to the reputation or business of the Company, (ii) Consultant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime (iii) Consultant’s fraud or embezzlement or other material misuse of funds or property belonging to the Company; or (iv) any material breach by Consultant under this Agreement, subject to a ten day notice and cure period (if reasonably capable of prompt cure) provided that any determination for Cause under this Section 5 shall be made by the Board in its good faith judgement.

6.                 Restricted Activities.

(a)                Consultant acknowledges and agrees that Section 9 (Restricted Activities) (including without limitation, noncompetition and nonsolicitation) and Section 10 (Enforcement of Covenants) of the Prior Agreement shall continue to apply during the Term and for 12 months thereafter.

(b)                The periods during which the provisions of Section 6(a) apply shall be tolled during (and shall be deemed automatically extended to the extent permitted by law by) any period in which Consultant is in violation of the provisions of Section 6(a). Without limiting the generality of Section 11, notwithstanding the fact that any provision of this Section 6 may be determined not to be subject to specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Consultant’s breach of such provision.

(c)                Consultant acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships

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and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. In light of the foregoing, and the Company’s and Consultant’s mutual understanding that in the course of the Services, Consultant will acquire Confidential Information that would be of significant benefit to any Person that competes with the Company, Consultant expressly acknowledges and agrees that each restraint imposed by this Agreement (specifically including Section 6(a) of this Agreement) is reasonable with respect to subject matter, time period and geographical area. Consultant further acknowledges that although Consultant’s compliance with the covenants contained in Sections 6, 7, 8, 9 and 10 may prevent Consultant from earning a livelihood in a business similar to the business of the Company, Consultant’s experience and capabilities are such that Consultant has other opportunities to earn a livelihood and adequate means of support for Consultant and Consultant’s dependents.

7.                   Confidential Information. Consultant acknowledges and agrees that Section 7 (Confidential Information) of the Prior Agreement shall continue in full force and effect during the Term and for the avoidance of doubt shall cover the period that Consultant was employed pursuant to the Prior Agreement as well as the Term and the three year period thereafter or such greater period permitted by law.

8.                   Return of Property. Consultant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, computer, software, intellectual property and other property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Consultant while a consultant of the Company (including but not limited to Confidential Information) are and shall remain the property of the Company, and Consultant shall immediately return such property (which to Consultant’s knowledge is in its possession) to the Company upon the termination of Consultant’s services and, in any event, at the Company’s request. If any such property is subsequently discovered in Consultant’s possession, Consultant shall promptly return such property to the Company. Consultant acknowledges that it has no expectation of privacy with respect to with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that Consultant’s activity and any files or messages on or using any of those systems or on any personal device of system of Consultant may be monitored at any time without notice

9.                   Intellectual Property Rights. Consultant acknowledges and agrees that Section 9 (Assignment of Rights to Intellectual Property) of the Prior Agreement shall continue in full force and effect during the Term and for the avoidance of doubt shall cover the period that Consultant was employed pursuant to the Prior Agreement as well as the Term and thereafter.

10.                 Intentionally Omitted.

11.                 Remedies and Injunctive Relief. Consultant acknowledges that a violation by Consultant of any of the covenants contained in Section 6, 7, 8, 9 or 10 of this Agreement would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Consultant agrees that the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened breach of any of such covenants in addition to any other legal or equitable remedies it may have, Consultant and the Company waive any right to any claim of improper or inconvenient venue or forum. Nothing in this Section 11 shall be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, all of which are reserved.

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12.                 Representations and Covenants of Consultant. Consultant represents, warrants and covenants that as of the date hereof and at all times during the Term: (i) Consultant has the full right, authority and capacity to enter into this Agreement and perform Consultant’s obligations hereunder; (ii) Consultant is not bound by any agreement that conflicts with or prevents or restricts the full performance by Consultant of its duties and obligations to the Company hereunder during or after the Term; (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Consultant is subject; (iv) Consultant has obtained all necessary licenses, approvals and authorizations from all appropriate federal, state, local and (where relevant) foreign governmental authorities for the performance of its obligations under this Agreement; (v) Consultant is in compliance with all applicable laws, and has not received any notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgement, order or decree from any governmental entity or other person.

13.                 Cooperation. Consultant agrees that, upon reasonable notice and without the necessity of the Company or any of its members or their respective Affiliates obtaining a subpoena or court order, Consultant shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or its Affiliates, which relates to events occurring during the provision of Consultant’s services for the Company and its Affiliates as to which Consultant may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse Consultant for pre-approved expenses, to the extent reasonably incurred in connection therewith. Consultant also agrees to cooperate and transition any items in Consultant’s control which are property of the Company (including any administration rights which Consultant and/or Consultant’s family members have with respect to the Company’s websites and email server (GoDaddy) and Consultant will relinquish Consultant’s and Consultant’s family’s right as administrator and access to the Company’s website and emails and Consultant will as of the Effective Date transfer the administration rights and access to the website and emails to Alessandra Daigneault and Ryan Sheffield on behalf of the Company

14.                 Taxes; Offsets. Consultant shall be solely responsible for the payment of any and all required federal, state, local and non-U.S. taxes (including self-employment taxes) incurred, or to be incurred, in connection with any amounts payable to Consultant under this Agreement. Consultant agrees that the Company may offset any payments owed to Consultant with respect to amounts Consultant owes to the Company in connection with any executive security agreements or health coverage premiums for any period after the Effective Date.

15.                 Indemnification. Consultant shall be indemnified for his services under this Agreement to the same extent as other directors of the Company. In addition, Consultant’s rights to indemnification and expenses and directors and officers coverage in connection with Consultant’s services as an executive officer prior to the date hereof shall continue in full force and effect; provided that, for the avoidance of doubt, Consultant shall not be indemnified or advanced any expenses in connection (i) with any action, claim or proceeding or dispute between Consultant and the Company in connection with the Prior Agreement or this Agreement, (ii) with any action, claim or proceeding or dispute initiated by Consultant against the Company or any of its officers and directors unless approved in advance in writing by the Board, (iii) any fraud or embezzlement by Consultant as determined by the Board in its good faith judgement or (iv) any items which may not be indemnified by law.

16.                 Assignment. This Agreement shall not be assignable by Consultant without the prior written consent of the Company, and any assignment in violation of this Agreement shall be void. The Company may assign this Agreement, and its rights and obligations hereunder, to any of its

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Affiliates. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. Consultant acknowledges and agrees that all of Consultant’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

17.                 Governing Law; Dispute Resolution; No Construction Against Drafter. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware. Section 24 of the Prior Agreement (Consent to Jurisdiction) is incorporated by reference Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.

18.                 Amendment; No Waiver. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Consultant and a duly authorized officer of the Company (other than Consultant). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

19.                 Affiliates. In this Agreement, the term “Affiliate,” in relation to a Person, means any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; for the purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Any Affiliate may, subject to the written consent of the Company, enforce or take the benefit of those clauses of this Agreement in which reference is expressly made to such Affiliates, subject to and in accordance with the provisions of applicable law. No consent of any such Affiliate will be required for the variation or rescission of this Agreement (including without limitation this Section 19). Except as provided in this Section, a Person who is not a party to this Agreement has no rights to enforce any term of this Agreement.

20.                 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect; provided, however, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 6, 7, 8, 9 or 10 (whether in whole or in part) of this Agreement is void or constitutes an unreasonable restriction against Consultant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

21.                 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Consultant with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Consultant and the

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Company relating to such subject matter (including the Prior Agreement and any severance or separation pay thereunder or any requirement for the Company to offer to purchase or repurchase any equity securities of the Consultant), except that this Agreement shall not relieve Consultant of any contractual or common law obligations Consultant has to the Company or any of its Affiliates that by their nature are intended to survive the termination of Consultant’s service with the Company, including, without limitation, to maintain the Company’s confidential, proprietary and trade secret information as confidential and not to use such information for Consultant’s benefit or the benefit of any third party. In addition the Consultant’s obligations under the Prior Agreement as set forth under this Agreement shall survive. Consultant confirms that in signing this Agreement, Consultant has not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as expressly set out in this Agreement.

22.                Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Consultant’s services hereunder or any settlement of the financial rights and obligations arising from Consultant’s services hereunder, to the extent necessary to preserve the intended benefits of such provisions.

23.                 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of overnight mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	NRX Pharmaceuticals, Inc.
1201 Orange Street, Suite 600
Wilmington, Delaware 19801
Attention: General Counsel
Email: adaigneault@nrxpharma.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax: (212) 492-0441
Attention: Gregory Laufer
Email: glaufer@paulweiss.com

If to Consultant:	Jonathan C. Javitt
Email: jjavitt@gmail.com

If to the Consultant, at his most recent address on the payroll records of the Company or such other address as the Consultant provides the Company in writing.

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24.                 Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

NRX PHARMACEUTICALS, INC.

By:	/s/ Alessandra Daigneault
Name:	Alessandra Daigneault
Title:	Chief Corporate Officer, General Counsel, Secretary & Acting Treasurer

CONSULTANT

/s/ Jonathan C. Javitt
Jonathan C. Javitt

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EXHIBIT A

SERVICES

Consultant shall serve as the Chief Scientist and as an advisor to the Company and shall provide certain scientific advisory services to the Company as follows:

•	The Consultant shall provide scientific / strategic advice to the CEO and to his designees.
•	The Consultant shall review scientific information and provide strategic implications advice in quadrants of strategic interest including:
o	Pulmonary
o	Psychiatry - Depression, Suicidality, PTSD
•	The Consultant shall finish the RFL-100-001 scientific publication in collaboration with Dr. Lavin.
•	The Consultant shall provide insights to emerging policies and support in developing strategies to prepare for opportunities.
•	The Consultant shall provide insights to external partners and scientific advisors that can help support the Company in specific projects.

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EXHIBIT B

CONSULTANT FEES AND PAYMENT TERMS

Consultant Fees:

Payment at the rate of $1,000,000 per full year that Consultant is engaged in providing the Services, payable monthly and prorated for the number of days in any partial month. $250,000 shall be payable on or within ten business days after the Effective Date and the remaining $750,000 shall be payable in monthly installments of $75,000 commencing on the third month of the Term and for each of the successive nine (9) months during the Term (and for the avoidance of doubt in no event will the aggregate Consultant Fees exceed $1,000,000 in the aggregate).

The payment of any fee described in this Exhibit B (collectively, the “Consultant Fees”) shall be subject to compliance with the terms of this Agreement, applicable law, regulation and the Company’s internal policies; provided that as a condition to any payment of Consultant Fees, Consultant shall provide within 30 days following the conclusion of the applicable month during the Term, an invoice or other documentation describing the Services rendered.

Consultant shall keep and maintain an accurate and reasonably detailed record of days actually worked providing the Services during the Term.

Expenses:

During the Term, the Company shall reimburse Consultant for Consultant’s reasonable and necessary out-of-pocket business expenses actually incurred in connection with providing the Services, to the extent (x) incurred in accordance with the Company’s then-prevailing policies and procedures (which shall include appropriate itemization, allocation and substantiation of expenses incurred) for expense reimbursement of consultants, and (y) approved in advance in writing by the Board. Such reimbursement shall be paid to Consultant within 30 days of being approved by Board.

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